EXHIBIT 21

SUBSIDIARIES OF

THE FIRST BANCSHARES, INC.

The First, A National Banking Association

(A National chartered banking corporation)

The First Bancshares Statutory Trust 2

(Delaware statutory trust)

The First Bancshares Statutory Trust 3

(Delaware statutory trust)